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                          NOTICE TO PARTICIPANTS IN THE
            HAWAIIAN AIRLINES, INC. 401(K) PLAN FOR FLIGHT ATTENDANTS



                                                        June 7, 2002

Dear Hawaiian Airlines Plan Participant:


                      YOUR IMMEDIATE ATTENTION IS REQUIRED
                      ------------------------------------

Recently, Hawaiian Airlines, Inc. announced an offer to purchase up to 5,880,000 shares of Hawaiian Airlines common stock for cash at a price of $4.25 per share based upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase for Cash (the "Offer") dated May 31, 2002. As a participant in the Hawaiian Airlines, Inc. 401(k) Plan for Flight Attendants (the "Plan"), YOU ARE BEING ASKED TO DIRECT VANGUARD FIDUCIARY TRUST COMPANY ("VANGUARD"), THE TRUSTEE OF YOUR PLAN, WHETHER TO TENDER OR NOT TO TENDER IN RESPONSE TO THE OFFER ALL OR A PORTION OF THE SHARES OF HAWAIIAN AIRLINES COMMON STOCK ALLOCABLE TO YOUR SEPARATE PLAN ACCOUNT. This letter contains information about the Offer and describes how you can provide directions to Vanguard with respect to your shares.

                 YOU SHOULD CAREFULLY REVIEW THE ENCLOSED OFFER
                 ----------------------------------------------

On May 31, 2002, Hawaiian Airlines filed the Offer with the Securities and Exchange Commission. You should carefully review this information before providing directions to Vanguard. You will notice that Hawaiian Airlines has offered to purchase a specific number of shares of its common stock. Please note that if you instruct Vanguard to tender your shares for cash in response to the Offer, Hawaiian Airlines may not buy all of your tendered shares. This would happen if more shares are tendered than Hawaiian Airlines has offered to buy. In this case, the number of shares purchased from all who successfully tender will be reduced, pro rata. For more information on this aspect of the Offer, please read page 7 of the enclosed Offer.

                              THE DECISION IS YOURS
                              ---------------------

As a Participant in the Plan, you are strongly encouraged to direct Vanguard whether to tender or not to tender all or a portion of the Hawaiian Airlines common stock in your Plan account. You can provide your tender instructions by completing and returning the enclosed "Tender Offer Instruction Form" to Vanguard. PLEASE NOTE THAT THE TERMS OF THE PLAN GENERALLY PROVIDE THAT VANGUARD WILL NOT TENDER ANY SHARES FOR WHICH IT DOES NOT RECEIVE TIMELY INSTRUCTIONS. IN ORDER FOR YOU TO DIRECT VANGUARD, THE TENDER OFFER INSTRUCTION FORM MUST BE RECEIVED AT VANGUARD BY 12:00 NOON NEW YORK CITY TIME ON MONDAY, JUNE 24, 2002 (THE "PLAN DEADLINE").

  Post Office Box 2900 o Valley Forge Pennsylvania 19482-2900 o (610) 669-1000

Please note that timely instructions provided to Vanguard will be followed with respect to shares in your account as of the Plan Deadline. For example, if additional shares of Hawaiian Airlines common stock are allocated to your Plan account before the Plan Deadline, the instructions you give will also be followed with respect to those additional shares.

                              ENCLOSED INFORMATION
                              --------------------

Enclosed for your consideration are the following materials about the Offer:

1. The Hawaiian Airlines, Inc. Offer to Purchase for Cash dated May 31, 2002, which contains important details about the Offer that you should review;
2.       A Tender Offer Instruction Form; and
3.       A postage-paid reply envelope.

PLEASE NOTE THAT NEITHER HAWAIIAN AIRLINES NOR ITS BOARD OF DIRECTORS ISSUED A RECOMMENDATION IN RELATION TO THE OFFER. Also note that the enclosed information relates only to your shares of Hawaiian Airlines common stock in the Plan. If you own shares of Hawaiian Airlines outside of your Plan, you should receive separate mailings relating to those shares.

                          ALLOCATION OF TENDER PROCEEDS
                          -----------------------------

The cash paid to the Plan in exchange for any shares that are accepted for tender will be deposited into the Prime Money Market Fund for your separate account. Any shares not tendered will remain in the Hawaiian Airlines stock fund. If you want to exchange the tender proceeds out of the Prime Money Market you may do so by calling a Vanguard Participant Services associate. In accordance with the Plan, you may NOT reinvest any of the tender proceeds in the Hawaiian Airlines stock fund.

                     PROVIDING YOUR CONFIDENTIAL INSTRUCTION
                     ---------------------------------------

You are strongly encouraged to direct Vanguard as to whether you wish to tender or not to tender all or a portion of the Hawaiian Airlines shares in your Plan account. All instructions received by Vanguard from individual participants will be held in confidence and will not be divulged to any person, including Hawaiian Airlines and any unions.

TO INSTRUCT VANGUARD, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED TENDER OFFER INSTRUCTION FORM AND FAX IT TOLL-FREE TO VANGUARD AT (877) 226-7171 BY THE PLAN DEADLINE. If you wish, you may mail it to Vanguard in the enclosed postage-paid reply envelope so that it is received before the Plan Deadline. Please keep in mind that using the mail option may delay delivery and could result in your instruction not being received in time to be acted upon if you wish to have Vanguard tender the shares allocated to your account.

                      QUESTIONS AND ADDITIONAL INFORMATION
                      ------------------------------------

If you have any questions about the Offer, please contact Mellon Investor Services LLC, the Information Agent for the Offer, toll free at (800) 549-9249. If you have questions on how to provide directions to Vanguard, please contact Vanguard Participant Services at (800) 523-1188.


                                                Very truly yours,
                                                Vanguard Fiduciary Trust Company